Exhibit 99.1

Providian Financial Corporation Reports

Fourth Quarter 2004 and Full Year 2004 Earnings Results

Loan growth and profits hit high end of Company’s expectations

San Francisco, CA, January 20, 2005 – Providian Financial Corporation (NYSE: PVN) today announced net income for the fourth quarter of 2004 of $138.1 million, or $0.42 per diluted share, compared to net income of $67.1 million, or $0.22 per diluted share, in the fourth quarter of 2003.  For the full year 2004, net income totaled $418.6 million, or $1.30 per diluted share, compared to net income of $196.2 million, or $0.66 per diluted share, for the full year 2003.

The Company noted that the results are unaudited, and that its external accountants at Ernst & Young have not yet completed their procedures with regard to certain assumptions used in estimating the value of interest-only strips recorded in connection with the Company's securitized receivables. The Company believes that its assumptions are appropriate and are consistent with GAAP and with regulatory expectations. However, there are no assurances as to how the question may ultimately be resolved. A change in valuation assumptions in accordance with alternatives being reviewed could reduce earnings for the full year by an amount that the Company currently estimates at approximately $0.20 per diluted share, and is not expected to materially impact results in 2005.

During the fourth quarter of 2004, the Company finalized various tax audits and reduced its assessment of various tax exposures, covering 1997 through 2002, that it expects to be more favorably resolved than previously anticipated.  As a result, the Company recorded a reduction of $25 million of previously accrued income tax expense and a reversal of $16 million in interest expense related to previously established tax exposures, which together benefited net income by $34.5 million, or approximately $0.10 per diluted share.

“The completion of 2004 marks a significant turning point for Providian Financial and a year in which Providian has reestablished itself as a strong competitor in the marketplace. It was also a year in which Providian achieved solid growth and profitability and we see a continuation of this business momentum in 2005,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “Providian’s success in 2004, as well as the first two years of the Company’s turnaround in 2002 and 2003, would not have been possible without the dedication of all of our employees, each of whom I commend for their effort and wish to thank for their extraordinary work and commitment.”

Financial Highlights - Reported Basis

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $518.4 million in the fourth quarter of 2004, compared to $586.1 million in the third quarter of 2004.  The net interest margin on average reported loans in the fourth quarter of 2004 was 8.23%, compared to 8.17% in the third quarter of 2004.

For the full year 2004, total net revenues on a reported basis were $2.16 billion, compared to $2.15 billion in 2003.

Reported net credit losses in the fourth quarter of 2004 were $118.9 million, resulting in a reported net credit loss rate of 6.86%, compared to 6.99% in the third quarter of 2004.  The Company’s reported 30+ day delinquency rate at the end of the fourth quarter of 2004 was 4.61%, unchanged from 4.61% at the end of the third quarter of 2004.

For the full year 2004, reported net credit losses were $543.5 million, resulting in a reported net credit loss rate of 7.94%.  This compares to reported net credit losses for the full year 2003 of $837.3 million, which resulted in a reported net credit loss rate of 12.79%

Reported loans receivable as of December 31, 2004 were $7.52 billion compared to $7.31 billion at September 30, 2004.

Financial Highlights - Managed Basis

Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $845.1 million in the fourth quarter of 2004, compared to $911.6 million in the third quarter of 2004. The net interest margin on average managed loans in the fourth quarter of 2004 was 13.36%, compared to 13.48% in the third quarter of 2004.

For the full year 2004, total net revenues on a managed basis totaled $3.63 billion, compared to $4.11 billion for full year 2003.

Managed net credit losses in the fourth quarter of 2004 were $445.6 million, resulting in a managed net credit loss rate of 9.98%, compared to 10.39% in the third quarter of 2004.  The Company’s managed 30+ day delinquency rate at the end of the fourth quarter of 2004 was 6.16% compared to 6.27% at the end of the third quarter of 2004.

Managed net credit losses for the full year 2004 were $2.00 billion, resulting in a managed net credit loss rate of 11.65%.  This compares to managed net credit losses for the full year 2003 of $2.80 billion, which resulted in a managed net credit loss rate of 15.82%.

Managed loans receivable as of December 31, 2004 increased to $18.54 billion compared to $17.90 billion at the end of the prior quarter.  On a year-over-year basis, managed loans receivable increased by $1.60 billion, representing an annual growth rate of 9.5%.

Other Fourth Quarter Results

The Company added approximately 470,000 gross new accounts in the fourth quarter of 2004, bringing full year gross new account additions to 2.1 million.  The Company ended the year with approximately 10.3 million total accounts.

Non-interest expense for the fourth quarter of 2004 was $264.3 million, compared to $256.9 million in the third quarter of 2004.  During the fourth quarter of 2004 the Company incurred additional non-interest expenses of approximately $24 million related to accelerated technology projects and decommissioning costs related to the closure of the Company’s Oakland, California and San Antonio, Texas facilities which were incurred earlier than originally anticipated.  Non-interest expense, excluding solicitation and advertising, in the fourth quarter was $207.3 million and for the full year was $814.0 million.

The Company ended the fourth quarter of 2004 with total equity of $2.78 billion and an allowance for credit losses of $599.7 million, which together represent approximately 45% of reported loans and approximately 18% of managed loans.  Cash and investments ended the year at approximately $4.79 billion, representing approximately 33% of total reported assets and approximately 20% of total managed assets.

Management Expectations for Fiscal 2005

The Company provides the following expectations for its business performance in fiscal year 2005:

•                  Managed loans receivables – growth rate in the mid-to-high single digits

•                  Managed net credit losses – approximately $1.8 billion

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to mainstream American customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets;

changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies, practices and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2003 under the headings “Cautionary Statement Regarding Forward-Looking Information”and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

Additional information regarding the fourth quarter 2004 results is provided in the form of a copy of the fourth quarter 2004 earnings conference call script which is available on the Company’s website at providian.com under Investor Relations.

For more information – Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602. Media, please contact Alan Elias at 415-278-4189 or Beth Haiken at 415-278-4889.

Note:  Investor information is available on Providian Financial’s website at  providian.com

Providian Financial Corporation

Financial & Statistical Summary

Reported Financial Measures

(unaudited)

(in millions, except per share and employee data)	2004 Q4	2004 Q3	2004 Q2	2004 Q1	2003 Q4
Reported Earnings:
Net Interest Income	$138.7	$144.0	$118.7	$113.9	$83.6
Non-Interest Income	379.7	442.1	429.6	397.5	418.6
Total Net Revenue	518.4	586.1	548.3	511.4	502.2
Provision for Loan Losses	85.1	161.4	182.0	88.9	129.8
Non-Interest Expense	264.3	256.9	259.1	266.0	261.5
Income Before Income Taxes	169.0	167.8	107.2	156.5	110.9
Income Tax Expense	30.9	58.7	37.5	54.8	43.8
Net Income	$138.1	$109.1	$69.7	$101.7	$67.1
Reported Financial Data:
Quarter:
Net Credit Losses	$119	$128	$150	$146	$148
Provision for Credit Losses	$85	$161	$182	$89	$130
Quarter End:
Total Loans	$7,522	$7,307	$6,884	$6,191	$6,281
Total Assets	$14,421	$13,915	$13,592	$13,487	$14,275
Total Equity	$2,776	$2,630	$2,499	$2,438	$2,325
Quarter Average:
Total Loans	$6,936	$7,340	$6,611	$6,473	$5,934
Earning Assets	$12,486	$11,881	$11,551	$11,826	$12,368
Total Assets	$14,412	$13,684	$13,477	$13,781	$14,816
Total Equity	$2,718	$2,564	$2,438	$2,352	$2,304
Key Reported Statistics:
Net Interest Margin on Average Earning Assets(1)	4.44%	4.85%	4.11%	3.85%	2.71%
Net Interest Margin on Average Loans(2)	8.23%	8.17%	8.42%	8.94%	8.30%
Risk Adjusted Margin on Average Loans(3)	23.27%	25.27%	25.32%	24.48%	26.55%
Adjusted Margin on Average Loans(4)	9.07%	8.56%	7.61%	9.14%	9.55%
Non-Interest Income Margin(5)	21.90%	24.09%	26.00%	24.56%	28.22%
Return on Average Assets	3.83%	3.19%	2.07%	2.95%	1.81%
Return on Equity	20.32%	17.02%	11.44%	17.30%	11.65%
Allowance as a Percentage of Loans	7.97%	8.67%	8.72%	9.19%	9.96%
Net Credit Loss Rate(6)	6.86%	6.99%	9.10%	9.02%	9.97%
30+ Day Delinquency Rate(7)	4.61%	4.61%	4.74%	5.25%	6.64%
Equity to Assets	19.25%	18.90%	18.39%	18.08%	16.29%
Common Share Statistics:
Earnings Per Common Share — Basic	$0.48	$0.38	$0.24	$0.35	$0.23

Earnings Per Common Share — Assuming Dilution(8)	0.42	0.34	0.22	0.33	0.22

Book Value Per Share (Period End)	$9.46	$8.98	$8.56	$8.37	$8.01
Total Market Capitalization (Period End)	$4,834	$4,552	$4,282	$3,814	$3,381
Shares Outstanding (Period End)	293.5	293.0	291.9	291.2	290.4
Weighted Average Shares O/S — Basic	289.6	289.3	288.4	288.1	287.7
Weighted Average Shares O/S — Diluted(8)	339.7	333.6	332.6	317.6	314.9

Accounts	10.3	10.3	10.3	10.3	10.5
Employees (FTE)	3,263	3,457	3,763	3,980	4,502

(1)          Represents interest income, less interest expense, expressed as a percentage of reported average earning assets.

(2)          Represents interest income, less interest expense, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(3)          Represents interest income, less interest expense and net credit losses, plus non-interest income, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(4)          Represents interest income, less interest expense and net credit losses, plus credit product fee income on reported average loans receivable, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(5)          Represents reported non-interest income expressed as a percentage of reported average loans receivable.

(6)          Represents principal amounts of reported loans receivable that have been charged off, less recoveries, expressed as a percentage of reported average loans receivable during the period; fraud losses are not included.

(7)          Represents reported loans receivable that are 30 days or more past due at period end, expressed as a percentage of reported loans receivable at period end.

(8)          Amounts reflect the effect of adopting EITF 04-8 in the third quarter of 2004. The Company included the dilutive effect of its contingently convertible notes in its calculation of diluted earnings per common share from the time of issuance of the notes, in accordance with the if-converted methodology under SFAS No. 128. As required by EITF 04-8, the Company has also restated its diluted earnings per common share for prior periods. The adoption of EITF 04-8 had the effect of reducing the Company’s diluted earnings per common share by $0.02 for Q4 2004, $0.01 for Q3 2004, $0.02 for Q2 2004, $0.02 for Q1 2004, and $0.01 for Q4 2003.

Providian Financial Corporation

Financial & Statistical Summary

Managed Financial Measures

(unaudited)

(dollars in millions)	2004 Q4	2004 Q3	2004 Q2	2004 Q1	2003 Q4
Managed Net Revenue:
Net Interest Income	$580.0	$574.0	$557.3	$566.0	$574.2
Non-Interest Income	265.1	337.6	366.1	379.0	377.2
Total Net Revenue(1)	$845.1	$911.6	$923.4	$945.0	$951.4
Managed Financial Data:
Quarter:
Net Credit Losses	$445.6	$453.8	$525.4	$579.6	$597.1
Net Change in Reported Allowance for Credit Losses(2)	33.8	33.1	31.7	(57.1)	(18.1)
Adjusted Credit Losses	$479.4	$486.9	$557.1	$522.5	$579.0

Quarter End:
Total Loans(3)	$18,536	$17,901	$17,245	$16,676	$16,934
Securitized Loans(4)	$11,014	$10,594	$10,361	$10,485	$10,653
Total Assets(5)	$23,714	$22,764	$22,253	$22,267	$23,198
Total Equity	$2,776	$2,630	$2,499	$2,438	$2,325
Quarter Average:
Total Loans	$17,864	$17,469	$16,778	$16,705	$16,667
Securitized Loans(4)	$10,928	$10,129	$10,167	$10,232	$10,733
Earning Assets	$23,414	$22,010	$21,718	$22,058	$23,101
Total Assets	$23,546	$22,139	$22,077	$22,429	$23,345
Total Equity	$2,718	$2,564	$2,438	$2,352	$2,304
Key Managed Statistics:

Net Interest Margin on Average Earning Assets(6)	9.91%	10.43%	10.27%	10.26%	9.94%
Net Interest Margin on Average Loans(7)	13.36%	13.48%	13.75%	14.12%	14.44%
Risk Adjusted Margin on Average Loans(8)	9.32%	10.82%	9.95%	9.32%	9.16%
Adjusted Margin on Average Loans(9)	9.44%	9.29%	7.45%	6.86%	7.34%
Non-Interest Income Margin(10)	5.94%	7.73%	8.73%	9.08%	9.05%
Return on Average Assets	2.35%	1.97%	1.26%	1.81%	1.15%
Net Credit Loss Rate(11)	9.98%	10.39%	12.53%	13.88%	14.33%
30+ Day Delinquency Rate(12)	6.16%	6.27%	6.44%	7.36%	9.29%
Equity to Managed Assets	11.71%	11.55%	11.23%	10.95%	10.02%

(1)          Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)          The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(3)          Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statement of financial condition and the loans receivable removed or reclassified from the Company’s statement of financial condition through the Company’s securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(4)          Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations during 2004 and 2003. Securitized loans for 2004 and 2003 include the reclassified AIR.

(5)          Managed assets represent total assets reported on the Company’s statement of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statement of financial condition through securitizations, less the retained interests from securitizations reported on its statement of financial condition.

(6)          Represents interest income, less interest expense, expressed as a percentage of managed average earning assets.

(7)          Represents interest income, less interest expense, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(8)          Represents interest income, less interest expense and net credit losses, plus non-interest income, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(9)          Represents interest income, less interest expense and net credit losses,  plus credit product fee income on managed average loans receivable, expressed as a percentage of managed average loans receivable.  Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(10)    Represents managed non-interest income expressed as a percentage of managed average loans receivable. Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

(11)    Represents principal amounts of managed loans receivable that have been charged off, less recoveries, expressed as a percentage of managed average loans receivable during the period; fraud losses are not included.

(12)    Represents managed loans receivable that are 30 days or more past due at period end, expressed as a percentage of managed loans receivable at period end.

Providian Financial Corporation

Financial & Statistical Summary

Reported Financial Measures

	2004	2003
(in millions, except per share and employee data)	Year End	Year End
	(unaudited)
Reported Earnings:
Net Interest Income	$515.4	$472.7
Non-Interest Income	1,648.8	1,674.9
Total Net Revenue	2,164.2	2,147.6
Provision for Loan Losses	517.3	622.3
Non-Interest Expense	1,046.3	1,201.0
Income Before Income Taxes	600.6	324.3
Income Tax Expense	182.0	128.1
Net Income	$418.6	$196.2
Reported Financial Data:
Year to Date:
Net Credit Losses	$544	$837
Provision for Credit Losses	$517	$622
Year End:
Total Loans	$7,522	$6,281
Total Assets	$14,421	$14,275
Total Equity	$2,776	$2,325
Year to Date Average:
Total Loans	$6,841	$6,547
Earning Assets	$11,937	$13,254
Total Assets	$13,799	$15,770
Total Equity	$2,517	$2,187
Key Reported Statistics:
Net Interest Margin on Average Earning Assets(1)	4.32%	3.57%
Net Interest Margin on Average Loans(2)	8.43%	9.74%
Risk Adjusted Margin on Average Loans((3)	24.59%	22.53%
Adjusted Margin on Average Loans(4)	8.60%	8.55%
Non-Interest Income Margin(5)	24.10%	25.58%
Return on Average Assets	3.03%	1.24%
Return on Equity	16.63%	8.97%
Allowance as a Percentage of Loans	7.97%	9.96%
Net Credit Loss Rate(6)	7.94%	12.79%
30+ Day Delinquency Rate(7)	4.61%	6.64%
Equity to Assets	19.25%	16.29%
Common Share Statistics:
Earnings Per Common Share — Basic	$1.45	$0.68

Earnings Per Common Share — Assuming Dilution(8)	$1.30	$0.66

Book Value Per Share (Period End)	$9.46	$8.01
Total Market Capitalization (Period End)	$4,834	$3,381
Shares Outstanding (Period End)	293.5	290.4
Weighted Average Shares O/S — Basic	288.9	287.1
Weighted Average Shares O/S — Diluted(8)	329.7	303.9

Accounts	10.3	10.5
Employees (FTE)	3,263	4,502

(1)          Represents interest income, less interest expense, expressed as a percentage of reported average earning assets.

(2)          Represents interest income, less interest expense, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(3)          Represents interest income, less interest expense and net credit losses, plus non-interest income, expressed as a percentage of reported average loans receivable. Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(4)          Represents interest income, less interest expense and net credit losses, plus credit product fee income on reported average loans receivable, expressed as a percentage of reported average loans receivable.  Interest expense is allocated to reported average loans receivable based on the ratio of reported average loans receivable to reported average earning assets.

(5)          Represents reported non-interest income expressed as a percentage of reported average loans receivable.

(6)          Represents principal amounts of reported loans receivable that have been charged off, less recoveries, expressed as a  percentage of reported average loans receivable during the period; fraud losses are not included.

(7)          Represents reported loans receivable that are 30 days or more past due at period end, expressed as a percentage of reported loans receivable at period end.

(8)          Amounts reflect the effect of adopting EITF 04-8 in the third quarter of 2004. The Company included the dilutive effect of its contingently convertible notes in its calculation of diluted earnings per common share from the time of issuance of the notes, in accordance with the if-converted methodology under SFAS No. 128. As required by EITF 04-8, the Company has also restated its diluted earnings per common share for prior periods. The adoption of EITF 04-8 had the effect of reducing the Company’s diluted earnings per common share by $0.04 for the year ended 2004 and $.02 for the year ended 2003.

Providian Financial Corporation

Financial & Statistical Summary

Managed Financial Measures

	2004	2003
(dollars in millions)	Year End	Year End
	(unaudited)
Managed Net Revenue:
Net Interest Income	$2,277.3	$2,519.9
Non-Interest Income	1,347.8	1,588.9
Total Net Revenue(1)	$3,625.1	$4,108.8
Managed Financial Data:
Year to Date:
Net Credit Losses	$2,004.4	$2,798.4
Net Change in Reported Allowance for Credit Losses(2)	(26.2)	(215.0)
Adjusted Credit Losses	$1,978.2	$2,583.4

Year End:
Total Loans(3)	$18,536	$16,934
Securitized Loans(4)	$11,014	$10,653
Total Assets(5)	$23,714	$23,198
Total Equity	$2,776	$2,325
Year to Date Average:
Total Loans	$17,206	$17,687
Securitized Loans(4)	$10,365	$11,141
Earning Assets	$22,302	$24,394
Total Assets	$22,509	$24,557
Total Equity	$2,517	$2,187
Key Managed Statistics:

Net Interest Margin on Average Earning Assets(6)	10.21%	10.33%
Net Interest Margin on Average Loans(7)	13.67%	14.91%
Risk Adjusted Margin on Average Loans(8)	9.85%	8.07%
Adjusted Margin on Average Loans(9)	8.29%	6.32%
Non-Interest Income Margin(10)	7.83%	8.98%
Return on Average Assets	1.86%	0.80%
Net Credit Loss Rate(11)	11.65%	15.82%
30+ Day Delinquency Rate(12)	6.16%	9.29%
Equity to Managed Assets	11.71%	10.02%

(1)          Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)          The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(3)          Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statement of financial condition and the loans receivable removed or reclassified from the Company’s statement of financial condition through the Company’s securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(4)          Effective December 2002, the Company adopted the federal banking agencies accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations during 2004 and 2003. Securitized loans for 2004 and 2003 include the reclassified AIR.

(5)          Managed assets represent total assets reported on the Company’s statements of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statement of financial condition through securitizations, less the retained interests from securitizations reported on its statement of financial condition.

(6)          Represents interest income less interest expense, expressed as a percentage of managed average earning assets.

(7)          Represents interest income, less interest expense, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(8)          Represents interest income, less interest expense and net credit losses,  plus non-interest income, expressed as a percentage of managed average loans receivable. Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(9)          Represents interest income, less interest expense and net credit losses,  plus credit product fee income on managed average loans receivable, expressed as a percentage of managed average loans receivable.  Interest expense is allocated to managed average loans receivable based on the ratio of managed average loans receivable to managed average earning assets.

(10)    Represents managed non-interest income expressed as a percentage of managed average loans receivable.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

(11)    Represents principal amounts of managed loans receivable that have been charged off, less recoveries, expressed as a percentage of managed average loans receivable during the period; fraud losses are not included.

(12)    Represents managed loans receivable that are 30 days or more past due at period end, expressed as a percentage of managed loans receivable at period end.

Providian Financial Corporation

Delinquency Summary

Quarterly

(unaudited)

	2004 Q4		2004 Q3		2004 Q2		2004 Q1		2003 Q4
(dollars in thousands)	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding	$7,522,401	100.00%	$7,306,507	100.00%	$6,883,942	100.00%	$6,191,078	100.00%	$6,281,403	100.00%
Loans delinquent
30 - 59 days	$109,014	1.45%	$109,195	1.49%	$106,713	1.55%	$91,581	1.48%	$128,467	2.05%
60 - 89 days	80,152	1.06%	79,558	1.09%	76,073	1.11%	73,418	1.18%	94,916	1.51%
90 or more days	157,776	2.10%	147,963	2.03%	143,225	2.08%	160,242	2.59%	193,748	3.08%

Total	$346,942	4.61%	$336,716	4.61%	$326,011	4.74%	$325,241	5.25%	$417,131	6.64%

Securitized
Loans outstanding(1)	$11,013,352		$10,594,908		$10,361,415		$10,485,261		$10,653,351
Loans delinquent
30 - 59 days	$244,041		$248,849		$251,973		$243,862		$346,630
60 - 89 days	182,531		187,693		183,179		206,633		269,107
90 or more days	367,963		348,770		348,995		451,580		540,359

Total	$794,535		$785,312		$784,147		$902,075		$1,156,096

Managed
Loans outstanding	$18,535,753	100.00%	$17,901,415	100.00%	$17,245,357	100.00%	$16,676,339	100.00%	$16,934,754	100.00%
Loans delinquent
30 - 59 days	$353,055	1.90%	$358,044	2.00%	$358,686	2.08%	$335,443	2.01%	$475,097	2.81%
60 - 89 days	262,683	1.42%	267,251	1.49%	259,252	1.50%	280,051	1.68%	364,023	2.15%
90 or more days	525,739	2.84%	496,733	2.78%	492,220	2.86%	611,822	3.67%	734,107	4.33%

Total	$1,141,477	6.16%	$1,122,028	6.27%	$1,110,158	6.44%	$1,227,316	7.36%	$1,573,227	9.29%

(1)          Excludes the senior seller’s interest in the loans receivable transferred in securitizations, which is included in reported loans receivable.  Includes the seller’s interest subordinated component, or AIR, which is reported in due from securitizations on the Company’s statement of financial condition.

Providian Financial Corporation

Reported and Managed Monthly Net Credit Loss and Delinquency Rates

December 31, 2004

Providian Financial Corporation’s reported and managed net credit loss rates for the month ended December 31, 2004 and its 30+ day reported and managed delinquency rates as of December 31, 2004 are presented in the following table. (unaudited)

	Reported	Managed
Net Credit Loss Rate(1)(2)	6.89%	9.73%
30+ Day Delinquency Rate(3)	4.61%	6.16%

(1)          Represents the principal amounts of loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average loans receivable during the period, multiplied by 12. Recoveries include  proceeds from the sale of charged-off assets to third parties.

(2)          The December 2004 reported net credit loss rate reflects an increase during the month of approximately 17 basis points due to the continued impact of the previously disclosed modification in the third quarter of 2004 of the criteria for recognizing charge-offs for certain loans that are subject to payment plans under a consumer debt management program. This modification also continued to affect the managed net credit loss rate in December 2004, increasing it by approximately 30 basis points.

(3)          Represents loans that are 30+ days past due as of the last day of the monthly period, divided by the total loans as of the last day of the monthly period.

Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations. Managed net credit loss and delinquency rates are derived by adjusting the reported financial information to add back securitized loan balances. A reconciliation of reported and managed net credit losses, 30+ day delinquencies and loans receivable for the month ended December 31, 2004 is provided in the following table. (unaudited)

(dollars in thousands)	Reported	Securitized(1)	Managed
Net Credit Losses	$39,043	$107,647	$146,690
Average Loans Receivable Balance	$6,797,193	$11,303,117	$18,100,310
Net Credit Loss Rate	6.89%		9.73%

30+ Day Delinquencies	$346,942	$794,535	$1,141,477
End of Month Loans Receivable Balance	$7,522,401	$11,013,352	$18,535,753
30+ Day Delinquency Rate	4.61%		6.16%

(1)          The securitized amounts provide a reconciliation between reported and managed financial disclosures in accordance with the Securities and Exchange Commission’s Regulation G. The securitized amounts are not the equivalent of loan balances transferred to the Company’s securitization trust because they exclude the senior seller’s interest in such loans. The senior seller’s interest, which is an undivided interest in the loans transferred to the securitization trust, is included in reported loans receivable. The securitized amounts include the seller’s interest subordinated component, or AIR, which represents the Company’s retained interest in outstanding accrued interest and fees that are allocated to securityholders’ interests and is reported in due from securitizations on the Company’s statement of financial condition.

Providian Financial Corporation

Allowance for Credit Losses

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2004	2003	2004	2003

Balance at beginning of period	$633,531	$643,982	$625,886	$1,012,461
Provision for credit losses	85,075	129,793	517,295	610,469
Fair value adjustment — loans held for securitization or sale(1)	—	—	—	11,875
Credit losses	(134,450)	(192,146)	(643,299)	(1,039,775)
Recoveries	15,547	44,257	99,821	202,462
Credit losses on loans held for securitization or sale(1)	—	—	—	(171,606)
Balance at end of period	$599,703	$625,886	$599,703	$625,886

(1)          The 2003 fair value adjustment of $11.9 million reflects an increase in the allowance for credit losses as a result of the mark to market of the Providian Bank loans receivable reclassified as loans held for securitization or sale in the year ended December 31, 2003. The decrease in the allowance for credit losses of $171.6 million in the year ended December 31, 2003 represents the allowance for credit losses that, together with the par value of the Providian Bank loans receivable, was transferred to loans held for securitization or sale as part of the adjustment of the Providan Bank loans to the fair value of $667.1 million.

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

	Year ended December 31,
(dollars in thousands, except per share data)	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$272,397	$544,554
Federal funds sold and securities purchased under resale agreements	440,351	3,235,189
Investment securities:
Available-for-sale (at market value, amortized cost of $4,083,634 at December 31, 2004 and $1,880,107 at December 31, 2003)	4,072,695	1,859,150

Loans receivable	7,522,401	6,280,957
Less allowance for credit losses	(599,703)	(625,886)
Loans receivable, net	6,922,698	5,655,071

Due from securitizations	2,372,862	2,377,963
Deferred taxes	—	224,505
Premises and equipment, net	52,640	84,198
Interest receivable	57,807	44,850
Other assets	229,452	249,867
Total assets	$14,420,902	$14,275,347

Liabilities
Deposits:
Non-interest bearing	$53,398	$63,016
Interest bearing	9,417,606	10,038,041
	9,471,004	10,101,057

Short-term borrowings	342,080	108,828
Long-term borrowings	1,119,278	1,163,521
Accrued expenses and other liabilities	712,589	576,492
Total liabilities	11,644,951	11,949,898

Shareholders’ Equity
Common stock, par value $0.01 per share (authorized: 800,000,000 shares; issued: December 31, 2004—293,980,878 shares; December 31, 2003—290,753,031 shares)	2,940	2,908
Retained earnings	2,801,645	2,350,446
Cumulative other comprehensive income	(6,833)	(12,480)
Common stock held in treasury-at cost (December 31, 2004—479,464 shares; December 31, 2003—305,871 shares)	(21,801)	(15,425)
Total shareholders’ equity	2,775,951	2,325,449
Total liabilities and shareholders’ equity	$14,420,902	$14,275,347

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except per share data)	2004	2003	2004	2003
	(unaudited)		(unaudited)
Interest Income
Loans	$209,164	$191,901	$860,413	$950,758
Federal funds sold and securities purchased under resale agreements	6,982	10,200	17,496	44,198
Other	42,127	24,715	133,149	111,515
Total interest income	258,273	226,816	1,011,058	1,106,471

Interest Expense
Deposits	103,239	127,706	427,822	581,551
Borrowings	16,328	15,465	67,834	52,239
Total interest expense	119,567	143,171	495,656	633,790
Net interest income	138,706	83,645	515,402	472,681

Provision for credit losses	85,075	129,793	517,295	622,344

Net interest income (loss) after provision for credit losses	53,631	(46,148)	(1,893)	(149,663)

Non-Interest Income
Servicing and securitization	242,166	234,881	1,078,361	849,283
Credit product fee income	133,437	166,408	555,160	759,642
Other	4,086	17,329	15,294	66,012
	379,689	418,618	1,648,815	1,674,937

Non-Interest Expense
Salaries and employee benefits	67,438	76,815	287,186	359,696
Solicitation and advertising	57,007	36,224	232,365	193,652
Occupancy, furniture, and equipment	35,381	30,260	107,157	121,921
Data processing and communication	28,011	29,483	109,850	124,014
Other	76,468	88,749	309,779	401,718
	264,305	261,531	1,046,337	1,201,001

Income before income taxes	169,015	110,939	600,585	324,273
Income tax expense	30,901	43,821	181,951	128,088
Net Income	$138,114	$67,118	$418,634	$196,185

Earnings per common share — basic	$0.48	$0.23	$1.45	$0.68

Earnings per common share — assuming dilution	$0.42	$0.22	$1.30	$0.66

Weighted average common shares outstanding — basic (000)	289,641	287,682	288,905	287,125

Weighted average common shares outstanding — assuming dilution (000)	339,657	314,852	329,702	303,932

Providian National Bank

Total Risk-Based Capital Ratios as of December 31, 2004(1)

Providian
National Bank

Call Report Basis(2)	22.81%
Applying Subprime Guidance(3)	19.54%

(1)          Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2)          Total risk-based capital ratios as shown on the December 31, 2004 Call Report.

(3)          Total risk-based capital ratios after applying the increased risk weightings under the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”).

Providian Financial Corporation

Financial & Statistical Summary

Reconciliation of Reported and Managed Financial Measures

(dollars in millions) (unaudited)	Reported 2004 QTR 04	Securization Adjustment	Managed 2004 QTR 04	Reported 2004 QTR 03	Securization Adjustment	Managed 2004 QTR 03	Reported 2004 QTR 02	Securization Adjustment	Managed 2004 QTR 02	Reported 2004 QTR 01	Securization Adjustment	Managed 2004 QTR 01	Reported 2003 QTR 04	Securization Adjustment	Managed 2003 QTR 04
Earnings:
Interest Income Loans	$209.2	$528.1	$737.3	$223.7	$497.5	$721.2	$209.6	$493.7	$703.3	$217.9	$505.1	$723.0	$191.9	$542.7	$734.6
Interest Income Investments	49.1	(21.9)	27.2	39.7	(19.9)	19.8	32.1	(14.2)	17.9	29.7	(11.0)	18.7	34.9	(11.2)	23.7
Interest Expense	119.6	64.9	184.5	119.4	47.6	167.0	123.0	40.9	163.9	133.7	42.0	175.7	143.2	40.9	184.1
Net Interest Income	$138.7	$441.3	$580.0	$144.0	$430.0	$574.0	$118.7	$438.6	$557.3	$113.9	$452.1	$566.0	$83.6	$490.6	$574.2
Non-Interest Income	379.7	(114.6)	265.1	442.1	(104.5)	337.6	429.6	(63.5)	366.1	397.5	(18.5)	379.0	418.6	(41.4)	377.2
Total Net Revenue	$518.4	$326.7	$845.1	$586.1	$325.5	$911.6	$548.3	$375.1	$923.4	$511.4	$433.6	$945.0	$502.2	$449.2	$951.4

Financial Data:
Quarter:
Net Credit Losses	$119	$327	$446	$128	$326	$454	$150	$375	$525	$146	$434	$580	$148	$449	$597

Quarter End:
Total Loans	$7,522	$11,014	$18,536	$7,307	$10,594	$17,901	$6,884	$10,361	$17,245	$6,191	$10,485	$16,676	$6,281	$10,653	$16,934
Total Assets	$14,421	$9,293	$23,714	$13,915	$8,849	$22,764	$13,592	$8,661	$22,253	$13,487	$8,780	$22,267	$14,275	$8,923	$23,198

Quarter Average:
Total Loans	$6,936	$10,928	$17,864	$7,340	$10,129	$17,469	$6,611	$10,167	$16,778	$6,473	$10,232	$16,705	$5,934	$10,733	$16,667

Earning Assets	$12,486	$10,928	$23,414	$11,881	$10,129	$22,010	$11,551	$10,167	$21,718	$11,826	$10,232	$22,058	$12,368	$10,733	$23,101
Total Assets	$14,412	$9,134	$23,546	$13,684	$8,456	$22,139	$13,477	$8,600	$22,077	$13,781	$8,648	$22,429	$14,816	$8,529	$23,345

(dollars in millions) (unaudited)	Reported Year Ended 2004	Securization Adjustment	Managed Year Ended 2004	Reported Year Ended 2003	Securization Adjustment	Managed Year Ended 2003
Earnings:
Interest Income Loans	$860.4	$2,024.3	$2,884.7	$950.8	$2,272.9	$3,223.7
Interest Income Investments	150.6	(66.9)	83.7	155.7	(50.3)	105.4
Interest Expense	495.6	195.5	691.1	633.8	175.4	809.2
Net Interest Income	$515.4	$1,761.9	$2,277.3	$472.7	$2,047.2	$2,519.9
Non-Interest Income	1,648.8	(301.0)	1,347.8	1,674.9	(86.0)	1,588.9
Total Net Revenue	$2,164.2	$1,460.9	$3,625.1	$2,147.6	$1,961.2	$4,108.8

Financial Data:
Year to Date:
Net Credit Losses	$544	$1,461	$2,004	$837	$1,961	$2,798

Year End:
Total Loans	$7,522	$11,014	$18,536	$6,281	$10,653	$16,934
Total Assets	$14,421	$9,293	$23,714	$14,275	$8,923	$23,198
Year Average:
Total Loans	$6,841	$10,365	$17,206	$6,547	$11,140	$17,687

Earning Assets	$11,937	$10,365	$22,302	$13,254	$11,140	$24,394
Total Assets	$13,799	$8,710	$22,509	$15,770	$8,787	$24,557

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its January 20, 2005 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, net interest income margin, and non-interest income margin.  The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections.  Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.

Providian Financial Corporation and Subsidiaries

Reconciliation of Non-Interest Expense

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands) (unaudited)	2004	2003	2004	2003

Non-Interest Expense
Salaries and employee benefits	$67,438	$76,815	$287,186	$359,696
Solicitation and advertising	57,007	36,224	232,365	193,652
Occupancy, furniture, and equipment	35,381	30,260	107,157	121,921
Data processing and communication	28,011	29,483	109,850	124,014
Other	76,468	88,749	309,779	401,718
Total non-interest expense	264,305	261,531	1,046,337	1,201,001
Less: solicitation and advertising	(57,007)	(36,224)	(232,365)	(193,652)
Total non-interest expense, excluding solicitation and advertising	$207,298	$225,307	$813,972	$1,007,349